PROSPECTUS and	PRICING SUPPLEMENT NO. 21
PROSPECTUS SUPPLEMENT, each	Dated September 4, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $7,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 1.200% Senior Notes Due October 10, 2017

The Medium-Term Notes offered hereby will be Fixed Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ERW1 / US24422ERW11

Date of Issue:	September 7, 2012

Maturity Date:	October 10, 2017

Principal Amount:	$500,000,000

Issue Price:	99.793%

Interest Payment Dates:	Semi-annually on each April 10 and October 10, commencing on April 10, 2013

Regular Record Dates:	The fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date

Interest Rate:	1.200% PER ANNUM

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$150,000,000.00
	Deutsche Bank Securities Inc.	150,000,000.00
	HSBC Securities (USA) Inc.	150,000,000.00
	Mitsubishi UFJ Securities (USA), Inc.	25,000,000.00
	RBC Capital Markets, LLC	25,000,000.00
	Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.443% plus accrued interest from September 7, 2012 if settlement occurs after that date.